CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between New Relic, Inc. (“Company”) and Robin Schulman (“Consultant”) effective as of February 16, 2018 (the “Effective Date”).

WHEREAS, Company desires to benefit from Consultant’s expertise and experience by retaining Consultant as a consultant, and

WHEREAS, Consultant wishes to perform consulting services for Company, as provided for below.

Accordingly, Company and Consultant agree as follows:

1.    ENGAGEMENT OF SERVICES. Subject to the terms of this Agreement, Consultant agrees to provide consulting services to Company as described in Exhibit A hereto (the “Services”) during the term of this Agreement. Consultant agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company's prior written consent. Consultant shall perform all Services in compliance with all applicable laws.
2.    COMPENSATION. As sole compensation for the performance of the Services, Company will pay to Consultant the amounts and on the schedule specified in Exhibit A.
3.    INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with Company and Consultant. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services (and Contractor waives the right to receive any such benefits). Consultant is solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized to do so by an executive officer of Company. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report any amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
4.    NON-DISCLOSURE OF PROPRIETARY INFORMATION. At all times during the term of this Agreement, Consultant shall remain subject to and will abide by her continuing obligations under the Employee Proprietary Information and Inventions Agreement that Consultant executed with the Company (the “Confidentiality Agreement”). Consultant agrees to immediately return to the Company all Company documents (and all copies thereof) and other Company property that Consultant has had in her possession at any time, including, but not limited to, Company files,

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notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary information of the Company (and all reproductions thereof).
5.    NO CONFLICT OF INTEREST. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. In addition, Consultant agrees that, during the term of this Agreement, Consultant will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity competitive with that of Company. Consultant warrants that to the best of Contractor’s knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement.
6.    TERM AND TERMINATION. The term of this Agreement will begin as of the Effective Date and will automatically terminate on March 16, 2018. Company may terminate this Agreement immediately in its sole discretion upon Consultant’s material breach. Consultant may terminate this Agreement at any time upon prior written notice to Company.

7.	GENERAL PROVISIONS.
7.1    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California, excluding California’s choice of law principles.
7.2    Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5 and Section 7.
7.3    Severability; No Assignment. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect.
7.4    Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.
7.5    Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof, and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter. No modification of or amendment to this Agreement, nor any waiver

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of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the chief executive officer of Company.
IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

NEW RELIC, INC.

By:	/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer

CONSULTANT

By:	/s/ Robin Schulman
Robin Schulman

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EXHIBIT A

SERVICES

Nature of Work:

Consultant will make herself available, as requested by the Company, in an advisory capacity regarding transition matters following her departure from the Company as the General Counsel, Corporate Secretary and Chief Compliance and Privacy Officer on February 16, 2018.
Compensation:

Following the conclusion of the term of the Agreement, Consultant will be paid in a single lump-sum calculated on an hourly basis for the hours actually worked pursuant to this Agreement at a rate equivalent to Consultant’s prior annualized base salary as of the date of her final date of employment with the Company.

Pursuant to the terms of the Company’s respective equity incentive plans, and subject to Consultant’s Continuous Service (as defined by such equity incentive plans), the Services provided under this Agreement will provide Consultant the right to continued vesting of the equity awards that Consultant has been granted as of the date of this Agreement.

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